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                                                                    EXHIBIT 23.1



                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT


Cross Timbers Oil Company
Fort Worth, Texas

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-65238, 33-81766, 333-35229, 333-36569, 333-68775, 333-69977 and 333-81849), on Form S-3 (No. 333-
46909) of Cross Timbers Oil Company, on Form S-3 (No. 333-56983) of Cross Timbers Oil Company and Cross Timbers Royalty Trust, and on Form S-3 of Cross Timbers Oil Company and Form S-1 of Texas Permian Trust (No. 333-85777) of our report dated March 17, 2000, included in the Annual Report on Form 10-K of Cross Timbers Oil Company for the year ended December 31, 1999.



ARTHUR ANDERSEN LLP

Fort Worth, Texas
March 30, 2000